Exhibit 5.1

July 15, 2009

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested me, as Deputy General Counsel of Legg Mason, Inc. (the “Company”), to render my opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Commission, relating to the issuance of 19,404,985 shares of common stock of the Company (the “Common Stock”), pursuant to the Company’s offer to exchange up to 21,850,000 of its outstanding Equity Units, in the form of Corporate Units (the “Corporate Units”), for 0.8881 of a share of the Company’s common stock and $6.25 in cash per Corporate Unit (“Exchange Offer”).

In my capacity as Deputy General Counsel of the Company, I am familiar with the Company’s Articles of Incorporation and By-laws, as amended to date, and have examined the Registration Statement, the form of letter of transmittal to be used pursuant to the Exchange Offer (the “Letter of Transmittal”), the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company and other instruments and documents as the basis for the opinions expressed herein. In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity of authentic originals of all documents submitted to me as copies. As to factual matters, I have relied upon the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based on the foregoing, I am of the opinion that the Common Stock has been duly authorized, and when issued and paid for in accordance with the terms and conditions of the Exchange Offer set forth in the Registration Statement and Letter of Transmittal, will be validly issued, fully paid and non-assessable.

My opinions set forth herein are limited to Maryland General Corporation Law. I do not express any opinion herein concerning any other law or any other matter not expressly addressed above. I am furnishing this opinion solely for your benefit. This letter may not be relied upon by any other person without my express written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant Deputy General Counsel

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